      As filed with the Securities and Exchange Commission on July 10, 1998

                                                      Registration No. 333-

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                    FORM S-8
                             REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933

                           THE COOPER COMPANIES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                        6140 Stoneridge Mall Road                      94-2657368
(State or other jurisdiction of                    Suite 590                           (I.R.S. Employer
incorporation or organization)            Pleasanton, California 94588               Identification Number)
                                    (Address of principal executive offices)
                                 Registrant's telephone number including area code:
                                                    (925) 460-3600

                          -----------------------------

                           THE COOPER COMPANIES, INC.
                          1998 LONG TERM INCENTIVE PLAN
                            (FULL TITLE OF THE PLAN)

                                -----------------

                                CAROL R. KAUFMAN
                 VICE PRESIDENT OF LEGAL AFFAIRS, SECRETARY AND
                          CHIEF ADMINISTRATIVE OFFICER
                           THE COOPER COMPANIES, INC.
                      6140 STONERIDGE MALL ROAD, SUITE 590
                              PLEASANTON, CA 94588
                                 (925) 460-3600
 (NAME, ADDRESS AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                         Calculation of Registration Fee

-----------------------------------------------------------------------------------------------------------
        Title of              Amount         Proposed Maximum   Proposed Maximum        Amount of
      Securities to           to be           Offering Price        Aggregate          Registration
      be Registered        Registered (1)      Per Share (2)   Offering Price (2)        Fee (2)
-----------------------------------------------------------------------------------------------------------
Common Stock
$.10 par value              1,000,000            $34.16           $34,160,000          $10,077.20
-----------------------------------------------------------------------------------------------------------
Preferred Stock
Purchase Rights             1,000,000             (3)                 (3)                 (3)
-----------------------------------------------------------------------------------------------------------

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under The Cooper Companies, Inc. 1998 Long Term Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant's Common Stock.

(2) Estimated for the purpose of calculating the registration fee pursuant to Rule 457(h) (the average ($34.16) of the high ($34.75) and low ($33.5625)
     prices for the Company's Common Stock quoted on the New York Stock Exchange, Inc. on July 7, 1998).

(3) Rights to acquire shares of the Registrant's Series A Junior Participating Preferred Stock are attached to and trade with the Common Stock. Value attributable to such Rights, if any, is reflected in the market price of the Common Stock.

                                     PART I

                                EXPLANATORY NOTES

                 As permitted by the rules of the Securities and Exchange Commission (the "Commission"), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by the Securities Act of 1933, as amended (the "Securities Act") Rule 428(b). Such documents are not being filed as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

                 This Registration Statement covers 1,000,000 shares of common stock, par value $.10 per share, of The Cooper Companies, Inc., a Delaware corporation (the "Company," also referred to herein as the "Registrant") reserved for issuance under The Cooper Companies, Inc. 1998 Long Term Incentive Plan and 1,000,000 Rights to acquire an aggregate of 10,000 shares of Series A Junior Participating Preferred Stock of the Registrant attached to such shares.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

        The following documents which have been filed with the Commission by the Company are incorporated by reference in this Registration Statement:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1997; the Company's Amendment to Annual Report on Form 10-K/A for the fiscal year ended October 31, 1997;

    (b) The portions of the Company's Annual Report to Stockholders for the fiscal year ended October 31, 1997 that have been incorporated by reference into the Form 10-K;

    (c) The portions of the Company's Proxy Statement for the Company's April 2, 1998 Annual Meeting of stockholders that have been incorporated by reference into the Form 10-K;

    (d) The Company's Quarterly Reports on Form 10-Q for each of the periods ended January 31, 1998 and April 30, 1998; the Company's Amendment to Quarterly Report on Form 10-Q/A for period ended January 31, 1998;

    (e) The Company's Current Reports on Form 8-K filed on November 24, 1997, December 15, 1997, December 17, 1997, February 13, 1998, February 26, 1998, February 27, 1998 and June 9, 1998;

    (f) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed October 28, 1983; and

    (g) The description of the Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A filed November 3, 1997.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended, after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

        Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Company is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the "DGCL") enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or
(iv) for any transaction from which a director derived an improper personal benefit.

        Article X of the Company's Certificate of Incorporation, as amended, provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of duty as a director, except under the circumstances listed in (i) through (iv) above and further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

        Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer had no reasonable cause to believe his conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

                 Paragraph (b) of Article X of the Company's Certificate of Incorporation, as amended, provides that each person who was or is made a party to or is threatened to be made party to, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer or employee of the Company (or was serving at the request of the Company as a director, officer, employee or agent for another entity) while serving in such capacity shall, except in certain lawsuits initiated by such persons, be indemnified and held harmless by the Company, to the full extent authorized by the DGCL, as in effect (or, to the extent authority for indemnification is broadened, as it may be amended) against all expense, liability or loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. Paragraph (b) further provides that rights conferred thereby shall be contract rights and shall include the right to be paid by the Company the expenses incurred in defending the proceedings specified above, in advance of their final disposition, provided that, if the DGCL so requires, such payment shall only be made upon delivery to the Company by the indemnified party of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payments is not entitled to be indemnified under Paragraph
(b) or otherwise. Paragraph (b) provides that the Company may, by action of its Board of Directors, provide indemnification to its agents with the same scope and effect as the foregoing indemnification of directors, officers and employees.

                 Paragraph (b) provides that persons indemnified thereunder may bring suit against the Company to recover unpaid amounts claimed thereunder, and that if such suit is successful, the expense of bringing such suit shall be reimbursed by the Company. Paragraph (b) further provides that while it is a defense to such a suit that the person claiming indemnification has not met the applicable standards of conduct making indemnification permissible under the DGCL, the burden of proving the defense shall be on the Company and neither the failure of the Company's Board of Directors to have made a determination that indemnification is proper, nor an actual determination by the Board of Directors that the claimant has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                 Paragraph (b) provides that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition shall not be exclusive of any other right which any person may have or acquire under any statute, provision of the Company's Certificate of Incorporation or By-Laws, or otherwise.

        Paragraph (b) also provides that the Company may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

        Finally, Paragraph (b) provides that the Company may enter into indemnification contracts consistent with its provisions. However, the existence of a contract is not a precondition to indemnification under Paragraph (b).

        Article VII, Section 7 of the By-Laws of the Company provides:

        "The Corporation shall indemnify, to the extent permitted by the General Corporation Law of Delaware as amended from time to time, (a) each of its present and former officers and Directors, and (b) each of its present or former officers, Directors, agents or employees who are serving or have served at the request of this corporation as an officer, Director or partner (or in any similar position) of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether by or in the right of this corporation by a third party or otherwise, to which such person is made a party or threatened to be made a party by reason of such office in this Corporation or in another corporation, partnership, joint venture, trust or other enterprise. Such indemnification shall inure to the benefit of the heirs, executors and administrators of any indemnified person.

        To the extent permitted by the General Corporation Law of Delaware, under general or specific authority granted by the Board of Directors, (a) this Corporation by specific action of the Board of Directors may furnish such indemnification to its agents and employees with respect to their activities on behalf of this Corporation; (b) this Corporation by specific action of the Board of Directors may furnish such indemnification to each present or former officer, director, employee or agent of a constituent corporation absorbed in a consolidation or merger with this Corporation and to each officer, director, agent or employee who is or was serving at the request of such constituent corporation as an officer, director, agent or employee of another corporation, partnership, joint venture, trust or other enterprise; and (c) this corporation may purchase and maintain indemnification insurance on behalf of any of the officers, directors, agents or employees whom it is required or permitted to indemnify as provided in this Article."

        The Company maintains insurance covering itself and its officers and directors against certain liabilities incurred in their capacities as such.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

        Not applicable.

ITEM 8. EXHIBITS

4.1 Restated Certificate of Incorporation, as amended, incorporated by reference to Exhibit 4(a) to the Registrant's Registration Statement on Form S-3 (No. 33-17330).

4.2 Certificate of Amendment of Restated Certificate of Incorporation dated September 21, 1995, incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1995.

4.3 Certificate of Designations of Series A Junior Participating Preferred Stock of The Cooper Companies, Inc., incorporated by reference to
        Exhibit 4.0 to the Registrant's Current Report on Form 8-K dated October 29, 1997.

4.4 Amended and Restated By-Laws of the Registrant, incorporated by reference to Exhibit 3.2 to the Registrant's Report on Form 8-A dated January 18, 1994.

4.5 Rights Agreement, dated as of October 29, 1997, between the Registrant and American Stock Transfer & Trust Company, incorporated by reference to Exhibit 4.0 to the Registrant's Current Report on Form 8-K dated October 29, 1997.

4.6 The Cooper Companies, Inc. 1998 Long Term Incentive Plan, incorporated by reference to the Registrant's Proxy Statement on Form 14A filed on February 18, 1998.

5.1     Opinion of Latham & Watkins.

23.1    Consent of Independent Auditors.

23.2    Consent of Latham & Watkins (included in Exhibit 5.1).

24.1    Power of Attorney.

ITEM 9. UNDERTAKINGS

(a)     The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, California, on the 10th day of July 1998.

                                   THE COOPER COMPANIES, INC.


                                   By:        /s/ Carol R. Kaufman
                                       -----------------------------------------
                                                   Carol R. Kaufman
                                       Vice President of Legal Affairs and Chief
                                                Administrative Officer

        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY OR ON BEHALF OF THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 10TH DAY OF JULY 1998.

A. THOMAS BENDER*                         President, Chief Executive Officer and
---------------------------------------   Director (Principal Executive Officer)
(A. Thomas Bender)


ROBERT S. WEISS*                          Executive Vice President, Treasurer, Chief
---------------------------------------   Financial Officer and Director (Principal
(Robert S. Weiss)                         Financial Officer)


STEPHEN C. WHITEFORD*                    Vice President and Corporate Controller
---------------------------------------   (Principal Accounting Officer)
(Stephen C. Whiteford)


ALLAN E. RUBENSTEIN*
---------------------------------------   Chairman of the Board of Directors
(Allan E. Rubenstein)


---------------------------------------   Director
(Michael H. Kalkstein)


DONALD PRESS*
---------------------------------------   Director
(Donald Press)


MOSES MARX*
---------------------------------------   Director
(Moses Marx)


STEVEN ROSENBERG*
---------------------------------------   Director
(Steven Rosenberg)


STANLEY ZINBERG*
---------------------------------------   Director
(Stanley Zinberg)


*By:     /s/ Carol R. Kaufman
    -----------------------------------
    Carol R. Kaufman - Attorney-in-Fact

                           THE COOPER COMPANIES, INC.

                                  EXHIBIT INDEX

        Description of Exhibit

--------------------------------------------------------------------------------

4.1 Restated Certificate of Incorporation, as amended, incorporated by reference to Exhibit 4(a) to the Registrant's Registration Statement on Form S-3 (No. 33-17330).

4.2 Certificate of Amendment of Restated Certificate of Incorporation dated September 21, 1995, incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1995.

4.3 Certificate of Designations of Series A Junior Participating Preferred Stock of The Cooper Companies, Inc., incorporated by reference to
        Exhibit 4.0 to the Registrant's Current Report on Form 8-K dated October 29, 1997.

4.4 Amended and Restated By-Laws of the Registrant, incorporated by reference to Exhibit 3.2 to the Registrant's Report on Form 8-A dated January 18, 1994.

4.5 Rights Agreement, dated as of October 29, 1997, between the Registrant and American Stock Transfer & Trust Company, incorporated by reference to Exhibit 4.0 to the Registrant's Current Report on Form 8-K dated October 29, 1997.

4.6 The Cooper Companies, Inc. 1998 Long Term Incentive Plan, incorporated by reference to the Registrant's Proxy Statement on Form 14A filed on February 18, 1998.

5.1     Opinion of Latham & Watkins.

23.1    Consent of Independent Auditors.

23.2    Consent of Latham & Watkins (included in Exhibit 5.1).

24.1    Power of Attorney.